Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made this 10th day of December 2008 (the “Effective Date”), by and between Gregg A. Saretsky (“Executive”), an individual, and Alaska Airlines, Inc. (“Alaska”), an Alaska corporation that is a wholly owned subsidiary of Alaska Air Group, Inc. (“AAG”), a Delaware corporation.

WHEREAS, Executive is presently the Executive Vice President/Flight & Marketing of Alaska.

WHEREAS, Alaska and Executive have mutually agreed to continue Executive’s employment with Alaska on different terms and conditions as hereinafter set forth and to provide for Executive’s resignation from employment with Alaska.

WHEREAS, this Agreement shall govern the employment relationship between Executive and Alaska from and after the Effective Date and will supersede and negate all previous agreements with respect to such relationship.

WHEREAS, Alaska and Executive both desire that Executive should provide transition consulting services to Alaska for a period of time following his resignation from Alaska.

NOW, THEREFORE, Alaska and Executive, in consideration of the covenants undertaken and the releases below, enter into this Agreement:

1. Employment; Resignation.

a.	Employment. Alaska hereby employs Executive, and Executive agrees to serve, as Alaska’s Executive Vice President/Strategic Projects for the period commencing on the Effective Date and continuing through December 31, 2008 (the “Separation Date”), on the terms and conditions expressly set forth in this Agreement. (Such period is referred to herein as the “Period of Employment.”) Executive will perform such duties as may be assigned from time to time by the Board of Directors of Alaska or Alaska’s Chief Executive Officer, which relate to the business of Alaska, its subsidiaries, its affiliates, or any business ventures in which Alaska, its subsidiaries or its parent corporation may participate. Executive will devote his productive time, ability, attention and effort to Alaska’s business and will serve its interests during his employment by Alaska; provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities (b) searching for other employment and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive’s duties to Alaska.

b.

Resignation. Executive hereby irrevocably resigns (i) effective as of the Effective Date, as the Executive Vice President/Flight & Marketing, and (ii) effective as of the Separation Date, as Executive Vice President/Strategic Projects of Alaska and as an officer, employee, member, manager, director and in any other capacity with AAG, Alaska and each of their affiliates. The parties agree that Executive waives any right or claim to reinstatement as an employee of AAG or Alaska and agrees not to seek employment with AAG, Alaska or any of their affiliates after the Separation Date. Executive shall have no further employment relationship with AAG, Alaska or any of their affiliates after the Separation Date. On the Separation Date, Executive agrees that he shall confirm such resignation by executing the letter attached as Exhibit A hereto and promptly delivering such letter to the Company.

2. Compensation. Alaska agrees to pay and Executive agrees to accept in exchange for the services rendered hereunder by him during the Period of Employment, the following compensation:

a.	Base Salary: Executive’s base salary shall be at an annualized rate of $280,000 (the “Base Salary”), subject to any required tax withholding and all customary payroll deductions. Such annual Base Salary shall be paid in substantially equal installments and at the same intervals as other officers of Alaska are paid.

b.	Officers Supplemental Retirement Plan: Executive shall continue to participate in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (“OSRP”), the Qualified Plan For Salaried Employees and the Alaska Saver 401(k) Plan, in accordance with the terms and conditions of those plans as they are in effect from time to time.

c.	Benefits. Executive will be entitled to participate, subject to and in accordance with applicable terms and conditions of each program, in fringe benefit programs, including, but not limited to, health, dental and vision insurance, group life insurance, executive perquisite allowance, and such other programs as shall be provided from time to time by Alaska for its officers generally.

d.	Equity. Executive shall not participate in any future equity grants or other incentive awards.

3. Separation Benefits. In addition to any vested retirement benefits to which Executive has contributed and/or Alaska has contributed on Executive’s behalf, Alaska shall, subject to the conditions set forth in Section 3(h) below, provide to Executive the following separation benefits on and following the Separation Date:

a.	Separation Date Payments. On the Separation Date, Executive will receive a final paycheck representing all unpaid salary earned through the Separation Date plus a lump sum payment equal to six (6) weeks salary for accrued but unpaid vacation. Executive will also receive seventeen monthly payments of $23,350 less applicable taxes and other withholdings. The first installment shall be payable as soon as practicable after the Supplemental Release Agreement referred to below becomes irrevocable in accordance with applicable law and in all events not later than sixty (60) days following Executive’s Separation from Service. As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with Alaska that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

b.	Performance-Based Pay Plan. Executive will be eligible for a 2008 Performance-Based Pay (“PBP”) payout, if any, based on 2008 base wages earned through the Separation Date, any such amount to be paid when PBP payments for 2008 are made to Alaska’s other executive officers generally. Executive will not be eligible to participate in the PBP for 2009.

c.	Travel Privileges. Executive shall receive online travel privileges and Alaska Airlines Boardroom privileges at the same level received by Executive while an employee through December 31, 2010. All travel privileges referenced in this paragraph shall cease as of December 31, 2010 except that following December 31, 2010, Executive shall be considered a retired officer for purposes of retiree travel and will receive C4/T4 boarding priority as a retiree, and lifetime top tier status (currently MVP Gold) in Alaska’s frequent flyer program, per Alaska’s retiree travel policy. Travel privileges shall apply to Executive as well as his eligible dependants. In addition to the normal purposes for which such pass travel can be used, it may also be used for the purpose of consulting with other companies (if allowed under this Agreement and the related Consulting Agreement attached hereto) and may be used to seek other employment. Executive shall receive lifetime Alaska Airlines Boardroom privileges. Offline travel privileges shall cease upon public announcement of Executive’s resignation or upon Executive’s removal from payroll, whichever occurs first.

d.	Outplacement Services. Executive shall be provided $12,000, less applicable withholdings and taxes, in lieu of outplacement services, such amount to be paid in a lump sum within twenty (20) days after the Separation Date. The Chief Executive Officer and Vice President/Human Resources – Strategy, Culture and Inclusion will discuss Executive’s potential as a candidate for employment with and will provide a letter of reference to both Executive and to executive recruiter Michael Bell and other executive recruiters as requested.

e.	Health Benefits. At Executive election, which shall be made on or prior to the Separation Date, Alaska shall either (i) pay Executive, within twenty (20) days after the Separation Date, a lump sum equal to $36,493.20 or (ii) continue medical coverage for Executive and his eligible dependents at the levels in effect as of the Effective Date for the period commencing on the Separation Date and ending on December 31, 2010.

f.	Officer Supplemental Retirement Plan (OSRP). In lieu of Executive’s future participation in the OSRP and in full satisfaction of any and all of Executive’s OSRP benefits, Executive shall be paid $275,000 on January 31, 2009 and $275,000 on January 31, 2010, subject in each case to applicable tax withholding.

g.	Equity Awards. Executive shall qualify for “retirement” for purposes of any of Executive’s equity awards outstanding as of the Separation Date (notwithstanding the definition of such term under the plan and/or award agreement that evidences any such award). As of the Separation Date, all outstanding restricted stock units and options shall be fully vested. Except as expressly modified by the foregoing sentences, the terms of each equity award will continue to apply to Executive in his retiree status.

h.	Conditions of Severance. Notwithstanding any other provision herein, any obligation of Alaska or any of its affiliates to Executive pursuant to this Section 3 or under the Consulting Agreement attached hereto shall be subject to the condition precedent that Executive shall have provided, upon or not later than five (5) days after the Separation Date, Alaska with a valid, executed Supplemental Release Agreement in the form attached hereto as Exhibit B (the “Supplemental Release Agreement”), and such Supplemental Release Agreement shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law. In addition, if Executive breaches his obligations under Sections 9, 10, 13 or 15 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Alaska, Executive will no longer be entitled to, and Alaska will no longer be obligated to pay or provide any remaining unpaid benefit pursuant to this Section 3 or under the Consulting Agreement; provided that, if Executive provides the Supplemental Release Agreement contemplated by this Section 3(h), in no event shall Executive be entitled to aggregate benefits pursuant to this Section 3 and the Consulting Agreement of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for Executive’s release under the Supplemental Release Agreement.

4. Consulting Obligations. Executive agrees to execute the Consulting Agreement in the form attached hereto as Exhibit C, (the “Consulting Agreement”) and provide Consulting Services to Alaska in accordance with the terms and conditions of the Consulting Agreement. In the event that Executive revokes this Agreement pursuant to Section 8(d), the Consulting Agreement shall be null and void.

5. Agreement Inadmissible. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Alaska of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6. General Release and Covenant Not To Sue. Except for those obligations created by or arising out of this Agreement, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Alaska, and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, including any claims arising out of or in any way connected with his employment relationship with Alaska, or his separation from the same, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (the “FMLA”), the Washington Law Against Discrimination, the Washington Age Discrimination Law, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. This release does not, however, cover any claim that cannot be released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that the has been and is entitled to pursuant to FMLA.

7. Release of Unknown Claims. It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and waiver.

8. Federal Age Discrimination in Employment Act Waiver and Advisements. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

a. In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

b. He was orally advised by Alaska and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c. He was given a copy of this Agreement on December 10, 2008, and informed that he had twenty one (21) days within which to consider this Agreement, and that if he wished to execute this Agreement prior to the expiration of such 21-day period, he should execute the Acknowledgment and Waiver attached as Exhibit D;

d. He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

9. Confidential and Proprietary Information. Executive acknowledges that by reason of his position with Alaska he is aware of and has been given access to concepts, designs, processes, technologies, trade secrets, customer lists, marketing plans, business plans, and other forms of confidential and proprietary information, whether or not developed by Executive. Executive agrees promptly to return all related documents, data and other materials of whatever nature. Executive further represents that he has held all such information confidential and will continue to do so, and that he will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Alaska.

10. Non-Solicitation. Executive shall not, during the Period of Employment and for a period of fifteen (15) months following the Separation Date, directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Alaska to cease his or her relationship with Alaska or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venture partner or supplier of Alaska to do business or in any way become associated with any Competitor (as defined below).

11. Cooperation with Investigations. Nothing in this Agreement limits, restricts or precludes either Alaska or Executive from cooperating with any governmental agency in the performance of its investigative or other lawful duties. Further, Executive agrees to cooperate fully with Alaska, including but not limited to the prosecution or defense of any civil or criminal action or other legal proceedings in which Alaska determines that Executive has relevant information or knowledge. Such cooperation shall include, without limitation, communicating with representatives (including attorneys) for Alaska, providing truthful testimony in oral or written form, preparing for such testimony with attorneys for Alaska, and reviewing documents in connection with such communications or preparations; provided, however, that the foregoing shall not be deemed to require Executive to waive any Fifth Amendment or other privilege with respect to events that occurred during Executive’s tenure at Alaska.

12. Full Payment of Compensation Due and Owing. Executive agrees that the payments described in Sections 2 through 4 above are the sole and exclusive compensation to which he is entitled from Alaska or any other of the Releasees, and acknowledges that the payments described in said paragraphs fully satisfy any salary, wages, bonuses, accrued vacation, commissions, severance benefits, and any and all other benefits due to Executive.

13. Non-Competition. Executive agrees that he will not, directly or indirectly, during the Period of Employment and for a period of fifteen (15) months after the Separation Date, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include, Frontier Airline Holdings, Jet Blue Airways Corporation, Southwest Airlines Corporation, Virgin America, UAL Corporation, and any of their affiliates.

14. No Assignments. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and shall defend, indemnify and hold harmless Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

15. No Disparagement. Executive and Alaska agree that neither shall make any disparaging, uncomplimentary or negative remarks about the other, or in the case of Executive, about AAG, or the products, business affairs or employees of Alaska, Horizon Air Industries, Inc. or Alaska Air Group, Inc.

16. End of Employment Relationship. Executive and Alaska acknowledge that any employment relationship between them shall terminate on the Separation Date, and that they will have no continuing contractual relationship except as expressly provided in this Agreement and the Consulting Agreement. Executive acknowledges that the Change of Control Agreement between Executive and AAG dated February 14, 2008 shall terminate on the Effective Date.

17. Taxes. Executive agrees that he shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration received herein and hereby represents that he shall make payments on such taxes at the time and in the amount required of him. In addition, Executive hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes, interest and/or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein.

18. Entire Agreement. This instrument (including the attached exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment, voluntary retirement from the same and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

19. Revocation. Either Executive or Alaska may revoke this Agreement in its entirety during the seven (7) days following execution of the Agreement by Executive. Any revocation of the Agreement must be in writing and hand-delivered during the revocation period. This Agreement will become effective and enforceable seven (7) days following execution by Executive, unless it is revoked during the seven-day period. If so revoked during such period, this Agreement shall be null and void in its entirety.

20. Severability and Survivorship. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. This agreement shall be binding upon a successor or assignor of Alaska in the event of a merger or acquisition.

21. Washington Law Governs. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws.

22. Execution in Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23. Binding Arbitration of Disputes. Any dispute or controversy between Executive, on the one hand, and Alaska (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with Alaska or the conclusion of Executive’s employment with Alaska, shall be resolved through final and binding arbitration before an arbitrator in King County, Washington. The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of seven arbitrators provided by the American Arbitration Association. By entering into this agreement to arbitrate, the parties voluntarily waive any right to have covered disputes decided by a court of law and/or jury. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

24. Notice. All notices given hereunder (except for notices of revocation pursuant to Section 8(d) or 19 above) shall be given in writing, shall specifically refer to this Agreement, and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof.

If to Executive:	Gregg A. Saretsky
9358 SE 30th Street
Clyde Hill, WA 98004

If to Alaska:	Alaska Airlines, Inc.
Attn: Chief Executive Officer
19300 Pacific Highway South
Seattle, WA 98188
Fax: (206) 392-5807

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

25. Limitations on Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

26. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

27. Section 409A.

a.	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

b.	To the extent that any benefits pursuant to Section 2(c) or Section 3(c), 3(d) or 3(e) are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Any benefits and reimbursements pursuant to Section 2(c) or Section 3(c), 3(d) or 3(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this 10th day of December 2008 at King County, Washington.

/s/ Gregg A. Saretsky
Gregg A. Saretsky

EXECUTED this 10th day of December 2008 at King County, Washington.

/s/ Phyllis J. Campbell
ALASKA AIRLINES, INC.

By	Phyllis J. Campbell
Chair, Compensation Committee of the
Alaska Air Group, Inc. Board of Directors

EXHIBIT A

Date: __________________

William S. Ayer

Chairman, President and Chief Executive Officer

Alaska Airlines, Inc.

19300 International Blvd.

Seattle, Washington 98188

Dear Bill:

This is to advise you that, effective December 31, 2008, I hereby voluntarily resign from my position as Executive Vice President/Strategic Projects and any other capacity with Alaska Airlines, Inc. and each of its affiliates.

Sincerely yours,

[NAME]

EXHIBIT B

SUPPLEMENTAL RELEASE

1. Release. _________________ (the “Executive”), on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Alaska Airlines, Inc. (“Alaska”), and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, including any claims arising out of or in any way connected with his employment relationship with Alaska, or his separation from the same, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (the “FMLA”), the Washington Law Against Discrimination, the Washington Age Discrimination Law, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit; provided, however, that the foregoing release does not apply to any obligation of the Company and its subsidiaries to the Executive pursuant to any of the following: (1) the Agreement between the Executive and the Company dated as of [_____________, 2008] (the “Separation Agreement”) or the related Consulting Agreement between the Executive and the Company attached thereto; (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment as modified by the Separation Agreement); (3) any right to indemnification that Executive may have pursuant to the Bylaws or Certificate of Incorporation of the Company or under any written indemnification agreement with the Company or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his service as an employee, officer or director of the Company; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of the Company; (5) any rights to continued medical or dental coverage that the Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of the Executive’s accrued and vested benefits (if any) that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. This release does not, however, cover any claim that cannot be released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to FMLA.

2. Release of Unknown Claims. It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and waiver.

3. Federal Age Discrimination in Employment Act Waiver and Advisements. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, the Executive will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b) The Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) The Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(d) The Executive was given a copy of this Agreement on [                    ] and informed that he had twenty-one (21) days within which to consider the Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B-1;

(e) Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(f) The Executive was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

4. No Transferred Claims. The Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) The Executive’s or the Company’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d) This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20    , at ______________________ County, __________.

EXECUTIVE

[Name]

EXECUTED this ________ day of ________ 20    , at ______________________ County, __________.

ALASKA AIRLINES, INC.

By:
[Name]
[Title]

EXHIBIT B-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing Supplemental Release Agreement and voluntarily chose to sign the Supplemental Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this ________ day of ____________ 20__, at ___________ County, _________.

[Name]

EXHIBIT C

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT for independent contractor consulting services (“Consulting Agreement”) is made and entered into as of _____________, by and between Alaska Airlines, Inc. (the “Company”), a corporation, and Gregg Saretsky (the “Contractor”), an individual.

IT IS AGREED:

1. Independent Contractor Relationship. In accordance with the mutual intentions of the Company and the Contractor, this Consulting Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Consulting Agreement shall be interpreted in light of that relationship. There is no intention to create by this Consulting Agreement an employer-employee relationship or for Contractor to participate in any benefits offered to active employees of the Company. During the first 90 days of this agreement, consultant will continue to have access to his Alaska Airlines First Class email account and may represent his position to prospective employers as the Executive Vice-President, Strategic Projects.

2. Term. The Contractor shall provide services from January 1, 2009 through December 31, 2009; provided, however, that the Contractor shall not be obligated to perform should Contractor become physically or mentally disabled from doing so. This Agreement may only be terminated for material breach of one of its provisions.

3. Amount of Service. It is understood by the parties that the Company does not have the exclusive right to the Contractor’s services. It is understood and agreed, however, that the Company has the right (although it has no obligation) to use and the Contractor shall provide services for up to 30 days during the term specified in Section 2 to be rendered at mutually agreeable times and places and so as not to interfere unreasonably with other consulting or employment of the Contractor. The Contractor warrants and represents that there is no conflict of interest in the Contractor’s other contracts for services or other employment, if any, with the services to be provided pursuant to this Consulting Agreement and that the Contractor will ensure that no such conflict arises during the term of this Consulting Agreement (which includes but is in no way limited to use of another’s confidential and proprietary information).

4. Conflict of Interest Prohibited. It is also understood that, during the term of this Consulting Agreement, the Contractor may not consult, work or serve in any capacity for Frontier Airline Holdings, Jet Blue Airways Corporation, Southwest Airlines Corporation, Virgin America, UAL Corporation or any of their affiliates. The Contractor further acknowledges that he will comply with the terms of Sections 9, 10, 13 and 15 of the Agreement entered into between Consultant and the Company on or about the date hereof (the “Separation Agreement”) and that a breach of this Section 4 or any of the enumerated provisions of the Separation Agreement shall constitute a material breach of this Agreement.

5. Type of Service. The Company will purchase from the Contractor, and the Contractor will sell to the Company, any services reasonably requested by the Company, including services related to the transition of his former duties as an employee of the Company. William S. Ayer (or his successor) is the only person authorized to request the Contractor’s services.

6. Payment. During the term of this Consulting Agreement, the Company shall pay to the Contractor for his services (and will so pay even if it chooses not to exercise its right to use his services) a monthly consulting fee of $31,817, such amount to be paid within three (3) business days after the last day of the month to which it relates. The payments herein provided shall constitute full payment for the Contractor’s services to the Company during the term of this Consulting Agreement, and the Contractor shall not receive any additional benefits or compensation for consulting services, except that the Company will reimburse the Contractor for reasonable and customary expenses incurred at the Company’s request in connection with such consulting. All such costs and expenses shall be itemized by statement and each statement shall be accompanied by substantiating bills or vouchers. Air travel will be first class when available.

7. Contractor Responsible for its Agents and Employees. The Contractor shall select and shall have full and complete control of and responsibility for all agents, employees and subcontractors, if any, employed or used by the Contractor and for the conduct of the Contractor’s independent business and none of said agents, employees or subcontractors shall be, or shall be deemed to be, the agent, employee or subcontractor of the Company for any purpose whatsoever, and the Company shall have no duty, liability or responsibility, of any kind, to or for the acts or omissions of Contractor or such agents, employees or subcontractors, or any of them. Contractor agrees to defend, indemnify and hold the Company harmless from and with respect to any and all claims of any kind based on any act or omission of the Contractor or Contractor’s agents, employees or subcontractors.

8. Contractor Responsible for Taxes and Indemnification. Without limiting any of the foregoing, the Contractor agrees to accept exclusive liability for the payment of taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to the Contractor or the employees of the Contractor, if any, and to reimburse and indemnify the Company for such taxes or contributions or penalties which the Company may be compelled to pay. The Contractor also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.

9. Means and Methods. The Contractor agrees to furnish personal services as provided herein as an independent contractor using the Contractor’s own means and methods.

10. Contractor Work Product Owned by Company. All writings, plans and other information developed under this Consulting Agreement, of whatever type relating to the work performed under this Consulting Agreement, shall be the exclusive property of the Company.

11. Confidentiality. The Contractor agrees that all data and information about the Company’s business, plans, finances, plants, equipment, processes and methods of operation disclosed to, acquired by or developed by the Contractor during performance of the work hereunder is and shall remain the exclusive property of the Company. Except for such information and data as can be proven by the Contractor to be in or to have entered the public domain through no fault of the Contractor or to have been in the Contractor’s possession prior to disclosure to the Contractor by the Company and/or the performance of Contractor’s services hereunder, Contractor shall during the term of the Consulting Agreement and thereafter in perpetuity maintain as confidential and not disclose to third parties or otherwise use, and will enjoin the Contractor’s employees, agents or subcontractors (as applicable) from using, such information except as duly authorized in the conduct of the Company’s business or as otherwise authorized in advance in writing. The Contractor agrees that such data and information shall be used by the Contractor solely for the purpose of performing services for the Company and not for the benefit of any other person or entity whatsoever.

12. Termination by Death. This Consulting Agreement shall automatically terminate upon the Contractor’s death. In such event, the Company shall be obligated to pay the Contractor’s estate or beneficiaries all remaining unpaid fees and expenses due through the term of this Consulting Agreement.

13. No Assignments by Contractor. The Contractor shall not assign or transfer any rights under this Consulting Agreement without the Company’s prior written consent, and any attempt of assignment or transfer without such consent shall be void.

14. Washington Law Governs. This Consulting Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws.

15. Severability. If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Consulting Agreement are declared to be severable.

16. Waiver of Breach. No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, or shall be, a waiver of any other breach of this Consulting Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

17. Notice. All notices given hereunder shall be given in writing, shall specifically refer to this Consulting Agreement, and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof.

If to Executive:	Gregg Saretsky
______________
______________

If to Alaska:	Alaska Airlines, Inc. Attn: Chief Executive Officer 19300 Pacific Highway South Seattle, WA 98188 Fax: (206) 431-3819

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

18. Compliance with Law. The Contractor shall comply with any and all applicable laws and regulations including but not limited to health, safety and security rules and regulations which are now in effect or which may become applicable.

19. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Consulting Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration, to be held in King County, Washington. The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of seven arbitrators provided by the American Arbitration Association. By entering into this agreement to arbitrate, the parties voluntarily waive any right to have covered disputes decided by a court of law and/or jury. In the event either party institutes arbitration under this Consulting Agreement, the party prevailing in any such arbitration shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

20. Entire Agreement. This instrument and the Separation Agreement constitute and contain the entire agreement and final understanding between the parties covering the services provided by the Contractor. They are intended by the parties as a complete and exclusive statement of the terms of their agreement. They supercede all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning services provided by the Contractor. Any representation, promise or agreement not specifically included in this Consulting Agreement or the Separation Agreement shall not be binding upon or enforceable against either party. This Consulting Agreement (together with the Separation Agreement) is a fully integrated document. This Consulting Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein or in the Separation Agreement and this Consulting Agreement has not been executed in reliance upon any representations or promises except those contained herein.

21. Headings Not Controlling. Headings are used only for ease of reference and are not controlling.

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IN WITNESS WHEREOF, the Company and the Contractor have executed this Agreement as of the date first set forth above.

EXECUTED this _____ day of ___________ 2008, at ________________ County, Washington.

Gregg Saretsky

EXECUTED this _____ day of ___________ 2008, at ________________ County, Washington.

ALASKA AIRLINES, INC.

By
Its

EXHIBIT D

ACKNOWLEDGEMENT AND WAIVER

I, [NAME], hereby acknowledge that I was given twenty one (21) days to consider the foregoing Agreement (the “Agreement”) and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this [DAY] day of [MONTH] [YEAR], at _________ County, Washington.

[NAME]